Exhibit 10.1

July 27, 2023

Dear Keith,

I am pleased to offer you a position with CareDx, Inc. (the “Company”) as a Chief Operating

Officer reporting to John Hanna, President and CEO. Start date will be September 12, 2024 or another mutually agreed upon date. This position is a full-time, exempt position, based at 8000 Marina Boulevard, Brisbane, California.

Salary

Effective upon commencement of your full-time employment at the Company you will receive an annualized salary of $575,000 paid on a biweekly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.

Annual Bonus

Additionally, you will be eligible to participate in our Corporate Annual performance bonus plan with an annual target of 60% of your base salary and your bonus for 2024 will be prorated based on the number of days you worked for the Company in 2024. You must be employed at the time of payout, except as otherwise provided in the Change of Control Agreement between you and the company dated July 27, 2024 (the Change of Control and Severance Agreement), and the amount is subject to all state and federal taxes.

Employee Benefits

As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as described in the CareDx Benefits Brochure. You will also be eligible for reimbursement of relocation expenses during your first 12-months of employment not to exceed $100,000.

You should note that the Company may modify, in its sole discretion, job titles, salaries, holidays, vacation and any other benefits from time to time as it deems necessary.

Equity Award

As a material inducement to your executing this letter and your commencement of employment with the Company, you will be granted the following equity awards effective upon your start date:

$2 million in stock options, whereby the number of stock options subject to the award will be calculated using the Black-Sholes option pricing model on the date preceding the public announcement of your hire, and the exercise price of the stock options shall be the closing price of the Company’s common stock, as reported on The Nasdaq Stock Market LLC (“Nasdaq”), on the date of grant. This option shall vest subject to your continued employment with the company, except as otherwise provided in the Change of Control and Severance Agreement, as to one-fourth (1/4) of the shares on the one-year anniversary of your start date, and as to an additional one forty-eight (1/48th) of the total number of shares subject other option at the end of each calendar month thereafter. Details of the price of these options will be provided in you stock option grant and determined by the compensation & Human Capital Committee of the Board; and

$2 million in restricted stock units based on the closing price of the Company’s common stock, as reported on the Nasdaq, on the date preceding the public announcement of your hire. 25% of the Restricted Stock Units will vest on the one-year anniversary of your start date and 25% of the Restricted Stock Units will vest each year thereafter on the same date as your start date, subject to your continued employment with the company on each such vesting date, except as otherwise provided in the Change of Control and Severance Agreement.

The equity awards described above shall be awarded outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4) and shall be subject to you entering into customary equity award agreements associated documentation with respect to such awards.

At Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In the event of certain terminations, you will be eligible to receive benefits pursuant to the Change of Control and Severance Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check, including not being on the Medicare disbarment list.

Employment Agreements

As a condition to your employment with the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement, a copy of which will be provided to you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.

Entire Agreement

This letter, along with the CareDx At-Will Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement and the Change of Control and Severance Agreement sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. To accept this offer sign and date within ADP. Please direct any questions regarding the offer letter to me, Stacey Follon, SVP Head of Human Resources at sfollon@caredx.com. This offer will expire on {OFFER EXPIRATION DATE}.

I am look forward to working with you at CareDx, Inc.

Sincerely,

/s/ John W. Hanna
John W. Hanna
President and Chief Executive Officer

ACCEPTED AND AGREED TO BY:

/s/ Keith S. Kennedy
Keith S. Kennedy
On this day 7/27/2024